EV Energy Partners to Acquire Oil and Gas Properties in Central, East Texas

HOUSTON, Apr 16, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it, along with certain institutional partnerships managed by EnerVest Management Partners, Ltd., have signed an agreement to acquire oil and natural gas properties in Central and East Texas from Anadarko Petroleum Corporation (NYSE:APC). EVEP will acquire an interest in these assets for $100 million.

The acquisition, which has been approved by the Board of Directors, is expected to close by the end of June 2007 and is subject to customary closing conditions and purchase price adjustments.

EVEP plans to initially finance the acquisition with bank borrowings and expects to refinance a portion of the borrowings through the issuance of additional equity during the second or third quarter of 2007.

As a result of the acquisition, management anticipates that it will recommend to the Board of Directors a further increase in the quarterly distribution rate, beginning with the distribution for the third quarter of 2007 (payable during the fourth quarter of 2007) subject to the closing of the acquisition.

The acquisition is comprised of wells producing primarily from the Austin Chalk formation in 10 counties in Central and East Texas. The properties, and EVEP's share of reserves and production, include:

-1,297 active wells (892 operated)

- Estimated proved reserves as of April 1, 2007, net to EVEP, (based on current strip prices) of approximately 39 BCFE

- 82 percent proved developed producing

- 52 percent natural gas, 21 percent crude oil and 27 percent natural gas liquids

- 85 percent operated by value

- 2007 Reserves-to-production ratio of 8.1 years (EVEP's 2007 pro forma R/P will be approximately 15.8 years)

- Estimated productive life of over 40 years

- Current net daily production to EVEP's interest of approximately 13.8 MMCFE

- 75 currently identified proved undeveloped horizontal locations that will be drilled at lower cost through reentering existing vertical wells

- Significant probable and possible potential

- Over 40% increase in cash flow (revenues less direct operating expenses) for the second half of 2007, based on 1) the midpoint of previously released guidance for EVEP's existing assets and the guidance provided below for the assets to be acquired and 2) recent NYMEX prices for the applicable period.

John B. Walker, Chairman and CEO, said, "We believe the Giddings and Brookeland Field assets that we are acquiring from Anadarko are mature yet have significant upside. We expect the acquisition to be accretive immediately to distributable cash flow per unit. This acquisition demonstrates the benefit of the EnerVest organization by providing an opportunity for EVEP to participate in an attractive acquisition that would have been too large for EVEP to acquire on its own."

For the second half of 2007, EVEP expects the following for the properties to be acquired:

Net Daily Production:
Natural gas (Mcf)	6,850	-	7,350
Crude oil (Bbls)	405	-	435
Natural gas liquids (Bbls)	495	-	535
Total (Mcfe)	12,250	-	13,170

Price Differentials vs. NYMEX:
Natural gas ($/Mcf)	($0.30)	-	($0.50)
Crude oil ($/Bbl)	($2.00)	-	($2.70)
Natural gas liquids (% of NYMEX Crude)	59%	-	63%

Lease operating expenses ($thous)	3,150	-	3,400
Production and other taxes (% of oil, gas
and ngl revenues)	5.8%	-	6.0%
Incremental general & administrative expense ($thous)	250	-	500

In conjunction with the acquisition, and consistent with its strategy of hedging a significant percentage of its production, EVEP intends to enter into arrangements to hedge a substantial portion of the acquired production volumes at or prior closing.

EVEP will host an investor conference call to discuss the acquisition today, Apr. 16, 2007 at 11:30 EDT (10:30am CDT). Investors interested in participating in the call may dial 303-262-2137 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. This press release does not constitute an offer of any securities for sale. The securities referred to herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves using strip prices, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P.
Michael E. Mercer, 713-651-1144
Web site: http://www.evenergypartners.com

Copyright Business Wire 2007